Chuy’s Holdings, Inc. Announces Third Quarter 2020 Financial Results

AUSTIN, Texas, November 5, 2020 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the third quarter ended September 27, 2020.
The Company saw sequential improvement in monthly comparable restaurant sales during the quarter as state and local restrictions, while still in effect, were eased in many states, including Texas. There is still a lot of uncertainties around the continued effect of COVID-19 on the Company’s business and how soon the Company will be able to reopen all of its restaurants at full capacity.
Selected monthly comparable restaurant sales and average weekly sales per restaurant for the third quarter and fourth quarter to-date are as follows:

	Month Ending
	7/26/20	8/23/20	9/27/20	10/25/20
Comparable Restaurant Sales	(26.3)%	(20.0)%	(13.8)%	(14.2)%
Average Weekly Sales per Restaurant	$66,065	$71,031	$68,579	$68,464
Number of Open Restaurants	92	92	92	92
July comparable restaurant sales were negatively impacted by approximately 170 basis points as a result of July 4th falling on the weekend as compared to a weekday last year. Off-premise sales remained strong at a rate more than double pre-COVID-19 levels comprising approximately 30% to 35% of all revenue during the third quarter and fourth quarter to date. As of September 27, 2020, the Company had a strong financial position with $77.8 million in cash and cash equivalents, no debt and $25.0 million of availability under its revolving credit facility. The Company believes it maintains ample financial flexibility with which to navigate the current environment.
Highlights for the third quarter ended September 27, 2020 were as follows:
•Revenue was $82.0 million compared to $109.1 million in the third quarter of 2019.
•Comparable restaurant sales decreased 19.8%.
•Net income was $2.8 million, or $0.14 per diluted share, compared to net loss of $1.8 million, or $0.11 per diluted share, in the third quarter of 2019, an increase of $4.6 million.
•Adjusted net income(1) was $6.1 million or $0.31 per diluted share compared to $3.8 million and $0.23 per diluted share in the third quarter of 2019, an increase of $2.3 million.
•Restaurant-level operating profit(1) increased approximately 12% to $17.7 million compared to $15.8 million in the third quarter of 2019. Restaurant-level operating margin(1) increased by 700 basis points to 21.5% compared to 14.5% in the third quarter of 2019.
(1)Adjusted net income, restaurant-level operating profit and restaurant-level operating margin are non-GAAP measures. For reconciliations of adjusted net income, restaurant-level operating profit and restaurant-level operating margin to the most directly comparable GAAP measures see the accompanying financial tables. For a discussion of why we consider adjusted net income, restaurant-level operating profit and restaurant-level operating margin useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “Our third quarter results are a direct testament to the hard work and dedication of our entire team as we continue to navigate this challenging environment. They also reflect the continued recovery of our business as we delivered sequential comparable restaurant sales improvement during each month of the quarter. Moreover, we successfully grew net income, restaurant level operating profit and margin on lower sales compared to last year, as we made great strides in enhancing our operational efficiency. With ample liquidity and strong financial footing, positive sales trajectory, relentless dedication from each and every one of our team members, and the strength of our concept, we believe we are well equipped to weather the ever-changing market conditions and ready to capitalize on our improved business operations during and once the pandemic subsides.”
Third Quarter 2020 Financial Results
Revenue was $82.0 million in the third quarter of 2020 compared to $109.1 million in the third quarter of 2019. Sales in the third quarter of 2020 were negatively impacted by a decline in customer traffic as a result of COVID-19, including the loss of 117 operating weeks due to temporary closures of nine restaurants as well as the loss of 52 operating weeks on the stores permanently closed during fiscal year 2019. For the third quarter of 2020, off-premise sales were approximately 33% of total revenue compared to approximately 12% in the same period last year.
Comparable restaurant sales decreased 19.8% for the thirteen weeks ended September 27, 2020 compared to the thirteen weeks ended September 29, 2019. The decrease in comparable restaurant sales was primarily driven by a 27.5% decrease in average weekly customers, partially offset by a 7.7% increase in average check. The comparable restaurant sales by month during the third quarter decreased: 26.3%, 20.0% and 13.8%. The comparable restaurant base consisted of 85 restaurants at the end of the third quarter of 2020.
Total restaurant operating costs as a percentage of revenue improved to 78.4% in the third quarter of 2020 from 85.5% in the third quarter of 2019 primarily driven by the following:
•Cost of sales decreased 210 basis points primarily as a result of switching to a limited menu and eliminating the complimentary buffet style chips and salsa, or “Nacho Car”, partially offset by an increase of approximately 70 basis points in the cost of beef and of approximately 10 basis points in the cost of dairy and cheese.
•Labor costs decreased 640 basis points largely as a result of a reduction in hourly employees and store management personnel as the Company transitioned to a new operating model during the previous quarter as well as an hourly labor rate deflation at its comparable restaurants of approximately 1.8%.
•Operating expenses increased by 60 basis points primarily driven by increases in delivery service charges and to-go supplies as a result of the growth in the Company’s off-premise business partially offset by lower credit card fees and insurance costs.
•Occupancy costs increased 160 basis points primarily as a result of sales deleverage on fixed occupancy expenses and higher property taxes.
•Marketing expense decreased 80 basis points primarily due to the suspension of the Company’s national-level marketing initiatives in response to COVID-19 while relying on more cost effective organic local store digital marketing efforts. The Company expects to increase its advertising campaign during the fourth quarter of 2020.
Restaurant pre-opening expenses decreased to $0.3 in the third quarter of 2020 compared to $0.5 million for the same period in 2019 due to a postponement of all new store openings for the remainder of fiscal 2020.
General and administrative expenses were $5.7 million in the third quarter of 2020 compared to $6.0 million for the same period in 2019. The decline was primarily driven by reduced travel, recruiting, and various other expenses as a result of cost saving measures in response COVID-19.
Impairment, closed restaurant and other costs were $3.4 million ($2.6 million, net of tax or $0.13 per diluted share) during the third quarter of 2020. These costs included an impairment charge as a result of the discontinuation of the Company’s complimentary “Nacho Car,” COVID-19 related charges due to idle development costs as a result of delaying restaurant openings to 2021 and closed restaurant costs.
The Company recorded an income tax expense of $0.5 million in the third quarter of 2020 compared to a benefit of $1.4 million during the comparable period in 2019. The increase in tax expense in the quarter was in part related to a reduction in the tax benefit from the revaluation of deferred tax assets, associated with the CARES Act, during the third quarter of 2020.

As a result of the foregoing, net income was $2.8 million, or $0.14 per diluted share, as compared to net loss of $1.8 million, or $0.11 per diluted share, in the third quarter of 2019.
Adjusted net income was $6.1 million and $0.31 per diluted share in the third quarter of 2020 as compared to $3.8 million and $0.23 per diluted share in the third quarter of 2019. Please see the reconciliation of net income to adjusted net income in the accompanying financial tables.
Development Update
For fiscal year 2021, the Company expects to open between four and six new restaurants.
2020 Outlook
Due to the ongoing uncertainty around the magnitude and duration of the COVID-19 pandemic, the Company is not in a position to provide fiscal 2020 financial guidance at this time.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Average weekly sales per restaurant is calculated by dividing total weekly sales by number of operating restaurants in a given week.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the third quarter of 2020 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 877-300-8521 or for international callers by dialing 412-317-6026. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 10148817. The replay will be available until Thursday, November 12, 2020.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to uncertainty around COVID-19 and the Company’s ability to reopen restaurants, the Company’s ability to navigate the current environment and market conditions, the increase in advertising during the fourth quarter of 2020, 2021 restaurant openings and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) pandemic, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the pandemic or treat its impact, the actual number of restaurant openings and reopenings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment and closed restaurant costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, legal settlement costs, gain on insurance settlements, impairment, closed restaurant and other costs and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs as well as impairment, closed restaurant and other costs, gain on insurance settlements and legal settlement costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, legal settlement costs, gain on insurance settlements and impairment, closed restaurant and other costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant level operating profit.
Adjusted net income represents net (loss) income before legal settlement costs, impairment, closed restaurant and other costs, gain on insurance settlements, the income tax effect of these adjustments and the deferred tax revaluation adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 27, 2020		September 29, 2019		September 27, 2020		September 29, 2019
Revenue	$82,032	100.0%	$109,082	100.0%	$242,244	100.0%	$324,325	100.0%

Costs and expenses:
Cost of sales	19,819	24.2	28,673	26.3	59,791	24.7	83,562	25.8
Labor	23,891	29.1	38,770	35.5	74,808	30.9	114,323	35.2
Operating	12,659	15.4	16,127	14.8	37,964	15.7	46,583	14.4
Occupancy	7,480	9.1	8,206	7.5	22,563	9.3	24,340	7.5
General and administrative	5,701	6.9	5,975	5.5	16,195	6.7	18,010	5.6
Marketing	514	0.6	1,492	1.4	1,888	0.8	4,487	1.4
Restaurant pre-opening	345	0.4	457	0.4	1,483	0.6	2,357	0.7
Legal settlement	—	—	—	—	—	—	775	0.2
Impairment, closed restaurant and other costs	3,444	4.2	7,300	6.7	23,999	9.9	7,888	2.4
Gain on insurance settlements	—	—	—	—	(1,000)	(0.4)	—	—
Depreciation and amortization	4,844	6.0	5,284	4.8	15,028	6.1	15,485	4.8
Total costs and expenses	78,697	95.9	112,284	102.9	252,719	104.3	317,810	98.0
Income (loss) from operations	3,335	4.1	(3,202)	(2.9)	(10,475)	(4.3)	6,515	2.0
Interest expense, net	33	0.1	28	0.1	238	0.1	90	—
Income (loss) before income taxes	3,302	4.0	(3,230)	(3.0)	(10,713)	(4.4)	6,425	2.0
Income tax expense (benefit)	476	0.6	(1,413)	(1.3)	(5,637)	(2.3)	(1,220)	(0.4)
Net income (loss)	$2,826	3.4%	$(1,817)	(1.7)%	$(5,076)	(2.1)%	$7,645	2.4%

Net income (loss) per common share: Basic	$0.14		$(0.11)		$(0.28)		$0.46
Net income (loss) per common share: Diluted	$0.14		$(0.11)		$(0.28)		$0.45

Weighted-average shares outstanding: Basic	19,692,181		16,615,927		17,961,008		16,764,010
Weighted-average shares outstanding: Diluted	19,784,364		16,720,662		17,961,008		16,836,430

Reconciliation of GAAP net income (loss) and net income (loss) per share to adjusted results
(Unaudited, in thousands except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Net income (loss) as reported	$2,826	$(1,817)	$(5,076)	$7,645
Legal settlement	—	—	—	775
Impairment, closed restaurant and other costs	3,444	7,300	23,999	7,888
Gain on insurance settlements	—	—	(1,000)	—
Income tax effect on adjustments (1)	(805)	(1,706)	(5,375)	(2,025)
Deferred tax revaluation adjustment (2)	620	—	(1,016)	—
Adjusted net income	$6,085	$3,777	$11,532	$14,283

Adjusted net income per common share: Basic	$0.31	$0.23	$0.64	$0.85
Adjusted net income per common share: Diluted	$0.31	$0.23	$0.64	$0.85

Weighted-average shares outstanding: Basic	19,692,181	16,615,927	17,961,008	16,764,010
Weighted-average shares outstanding: Diluted	19,784,364	16,720,662	17,961,008	16,836,430

(1)Reflects the tax expense associated with the adjustments for impairment, closed restaurant and other costs as well as gain on insurance and legal settlements during the thirteen weeks and thirty-nine weeks ended September 27, 2020 and September 29, 2019. The Company has changed its method of calculating the interim income tax effect on adjustments to improve consistency and predictability of calculations at the interim period and to better align it with the year-end tax effect of these adjustments. The Company now uses its statutory rate to calculate the tax effect on adjustments as compared to calculations based on the change in the tax provision calculation after adjusting for these reconciling items. The prior period amounts have been restated for comparability.
(2)Reflects the tax benefit/expense recorded during the thirteen and thirty-nine weeks ended September 27, 2020 associated with the CARES Act administrative correction of the depreciation recovery period for qualified improvement property.

Reconciliation of GAAP income (loss) from operations to restaurant-level operating profit
(Unaudited, in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Income (loss) from operations as reported	$3,335	$(3,202)	$(10,475)	$6,515
General and administrative	5,701	5,975	16,195	18,010
Restaurant pre-opening	345	457	1,483	2,357
Legal settlement	—	—	—	775
Impairment, closed restaurant and other costs	3,444	7,300	23,999	7,888
Gain on insurance settlements	—	—	(1,000)	—
Depreciation and amortization	4,844	5,284	15,028	15,485
Restaurant-level operating profit	$17,669	$15,814	$45,230	$51,030

Restaurant-level operating margin (1)	21.5%	14.5%	18.7%	15.7%
(1)    Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	September 27, 2020	December 29, 2019
Cash and cash equivalents	$77,775	$10,074
Total assets	487,686	446,069
Long-term debt	—	—
Total stockholders’ equity	238,950	194,936

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com